Exhibit 15.1

October 27, 2022

To the Board of Directors

Prologis, Inc.

San Francisco, California

Re: Registration Statement Nos. 333-237366 and 333-267431 on Form S-3; Registration Statement No. 333-266200 on Form S-4; and Registration Statement Nos. 333-42015, 333-78779, 333-90042, 333-100214, 333-144489, 333-177378, 333-178955, 333-181529 and 333-238012 on Form S-8.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 27, 2022 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Denver, Colorado